AUCTION AGENCY AGREEMENT
                         dated as of April __, 2003
                                   Relating to
                         Auction Market Preferred Shares
                                   Series M28

                                   Series W28

                                    Series T7

                                    Series W7

                                   Series Th7

                                    Series F7


                                       of
                         EVERGREEN INCOME ADVANTAGE FUND

                           ---------------------------

                         DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                as Auction Agent

                            AUCTION AGENCY AGREEMENT

         This Auction Agency Agreement (this "Agreement"), dated as of April __, 2003, is between Evergreen Income Advantage Fund (the "Fund") and Deutsche Bank Trust Company Americas, a New York banking corporation.

         The Fund proposes to issue an aggregate of 19,600 preferred shares, liquidation preference $25,000 per share, designated as Auction Market Preferred Shares Series M28, Series W28, Series T7, Series W7, Series Th7, and Series F7 (collectively, the "AMPS"), pursuant to the Fund's Statement of Preferences of Auction Market Preferred Shares (the "Statement") (as defined below).

         The Fund desires that Deutsche Bank Trust Company Americas perform certain duties as agent in connection with each Auction (as defined below) of AMPS (in such capacity, the "Auction Agent"), and as the transfer agent, registrar, dividend paying agent and redemption agent with respect to the AMPS (in such capacity, the "Paying Agent"), upon the terms and conditions of this Agreement, and the Fund hereby appoints Deutsche Bank Trust Company Americas as said Auction Agent and Paying Agent in accordance with those terms and conditions (hereinafter generally referred to as the "Auction Agent," except in Sections 3 and 4 below).

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Fund and the Auction Agent agree as follows:

I.       DEFINITIONS AND RULES OF CONSTRUCTION.

1.1      Terms Defined by Reference to the Statement.
         --------------------------------------------

         Capitalized terms used herein but not defined herein shall have the respective meanings specified in the Statement.

1.2      Certain Defined Terms.

         As used herein and in the Settlement Procedures (as defined below), the following terms shall have the following meanings, unless the context otherwise requires:

(a) "Agent Member" of any Person shall mean a member of, or participant in, the Securities Depository that will act on behalf of a Bidder.

(b) "Statement" shall mean the Statement of Preferences of Auction Market Preferred Shares of the Fund in effect at the time the Registration Statement relating to the AMPS is declared effective by the Securities and Exchange Commission, specifying the voting powers, preferences and other rights and limitations of the AMPS.

(c)      "Auction" shall have the meaning specified in Section 2.1 hereof.

(d) "Auction Procedures" shall mean the procedures as from time to time in effect for conducting Auctions that are set forth in Part II of the Statement.

(e) "Authorized Officer" shall mean each Vice President, Assistant Vice President and Associate of the Auction Agent and every other officer or employee of the Auction Agent designated as an "Authorized Officer" for purposes hereof in a written communication from the Auction Agent to the Fund.

(f) "Broker-Dealer Agreement" shall mean each agreement between the Auction Agent and a Broker-Dealer substantially in the form attached hereto as Exhibit A.

(g) "Closing" shall mean the date the Fund consummates the transactions for the issuance and sale of the AMPS.

(h) "Fund Officer" shall mean the President, each Vice President (whether or not designated by a number or word or words added before or after the title "Vice President"), the Secretary, the Treasurer, each Assistant Secretary and each Assistant Treasurer of the Fund and every other officer or employee of the Fund designated as a "Fund Officer" for purposes hereof in a notice from the Fund to the Auction Agent.

(i) "Holder" shall be a Person identified as a holder of record of one or more AMPS, listed as such in the Share Register.

     (j) "Settlement Procedures" shall mean the Settlement Procedures attached as Exhibit D to the Broker-Dealer Agreement.

1.3      Rules of Construction.

         Unless the context or use indicates another or different meaning or intent, the following rules shall apply to the construction of this Agreement:

(a) Words importing the singular number shall include the plural number and vice versa.

(b) The captions and headings herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

(c) The words "hereof," "herein," "hereto" and other words of similar import refer to this Agreement as a whole.

(d) All references herein to a particular time of day shall be to New York City time.

II.  THE AUCTION.

2.1 Purpose; Incorporation by Reference of Auction Procedures and Settlement Procedures.


(a) The Statement provides that the Applicable Rate on shares of a series of AMPS for each Dividend Period after the Initial Dividend Period shall be the rate per annum determined by the Auction Agent in accordance with the Auction Procedures. The Board of Trustees of the Fund has adopted a resolution appointing Deutsche Bank Trust Company Americas as Auction Agent for purposes of the Auction Procedures. The Auction Agent hereby accepts such appointment and agrees that, on each Auction Date, it shall follow the procedures set forth in this Section 2 and the Auction Procedures for the purpose of determining the Applicable Rate for the AMPS for the next Dividend Period. Each periodic operation of such procedures is hereinafter referred to as an "Auction."

(b) All of the provisions contained in the Auction Procedures and in the Settlement Procedures are incorporated herein by reference in their entirety and shall be deemed to be a part hereof to the same extent as if such provisions were set forth fully herein.

2.2 Preparation for Each Auction; Maintenance of Registry of Existing Holders.


(a) As of the date hereof, the Fund shall provide the Auction Agent with a list of the Broker-Dealers previously approved by the Auction Agent and shall cause to be delivered to the Auction Agent for execution by the Auction Agent a Broker-Dealer Agreement signed by each such Broker-Dealer. The Auction Agent shall keep such list current and accurate and shall indicate thereon, or on a separate list, the identity of each Existing Holder, if any, whose most recent Order was submitted by a Broker Dealer on such list and resulted in such Existing Holder continuing to hold or purchase AMPS. Not later than five Business Days prior to any Auction Date for which any change in such list of Broker-Dealers is to be effective, the Fund shall notify the Auction Agent in writing of such change and, if any such change is the addition of a Broker-Dealer to such list, the Fund shall cause to be delivered to the Auction Agent for execution by the Auction Agent a Broker-Dealer Agreement signed by such Broker-Dealer. The Auction Agent shall have entered into a Broker-Dealer Agreement with each Broker-Dealer prior to the participation of any such Broker-Dealer in any Auction.

(b) In the event that the Auction Date for any Auction shall be changed after the Auction Agent shall have given the notice referred to in paragraph (g) of
Section 1 of the Settlement Procedures, the Auction Agent, by such means as the Auction Agent reasonably deems practicable, shall give notice of such change to the Broker-Dealers not later than the earlier of 9:15 a.m. on the new Auction Date or 9:15 a.m. on the old Auction Date.

(c) The provisions contained in Section 3 of Part I of the Statement concerning Special Rate Periods and the notification of a Special Rate Period will be followed by the Fund and, to the extent applicable, the Auction Agent, and the provisions contained therein are incorporated herein by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions were set forth fully herein.

(d) (i) On each Auction Date, the Auction Agent shall determine the Maximum Rate and the Reference Rate. Not later than 9:30 a.m. on each Auction Date, the Auction Agent shall notify the Fund and the Broker-Dealers of the Maximum Rate and the Reference Rate.

(ii) On each Auction Date, the Auction Agent shall determine the Reference Rate and the Maximum Rate. If any "AA" Financial Composite Commercial Paper Rate, Treasury Index Rate or Reference Rate is not quoted on an interest or bond equivalent, as the case may be, basis, the Auction Agent shall convert the quoted rate to the interest or bond equivalent thereof as set forth in the definition of such rate in the Statement if the rate obtained by the Auction Agent is quoted on a discount basis, or if such rate in quoted on a basis other than an interest or bond equivalent or discount basis the Auction Agent shall convert the quoted rate to an interest or bond equivalent rate after consultation with the Fund as to the method of such conversion.

(iii) If the Reference Rate is the applicable "AA" Financial Composite Commercial Paper Rate and such rate is to be based on rates supplied by Commercial Paper Dealers and one or more of the Commercial Paper Dealers shall not provide a quotation for the determination of the applicable "AA" Financial Composite Commercial Paper Rate, the Auction Agent immediately shall notify the Fund so that the Fund can determine whether to select a substitute Commercial Paper Dealer or substitute Commercial Paper Dealers to provide the quotation or quotations not being supplied by any Commercial Paper Dealer or Commercial Paper Dealers. The Fund promptly shall advise the Auction Agent of any such selection. If the Fund does not select any such substitute Commercial Paper Dealer or substitute Commercial Paper Dealers, then the rates shall be supplied by the remaining Commercial Paper Dealer or Commercial Paper Dealers, if any, or, if there are no such Commercial Paper Dealers, by the Auction Agent.

(iv) If the Reference Rate is the Treasury Index Rate and if any Treasury Index Rate is to be based on rates supplied by U.S. Government Securities Dealers and one or more of the U.S. Government Securities Dealers shall not provide a quotation for the determination of such Treasury Rate, the Auction Agent shall immediately notify the Fund so that the Fund can determine whether to select a substitute U.S. Government Securities Dealers or substitute U.S. Government Securities Dealers to provide the quotation or quotations not being supplied by any U.S. Government Securities Dealers or U.S. Government Securities Dealers. The Fund shall promptly advise the Auction Agent of any such selection.

(e) (i) The Auction Agent shall maintain a registry of the Existing Holders of the AMPS for purposes of each individual Auction. The Auction Agent shall keep such registry current and accurate and shall indicate thereon, or on a separate list, the identity of the respective Broker-Dealer of each Existing Holder, if any, on whose behalf such Broker-Dealer submitted the most recent Order in any Auction which resulted in such Existing Holder continuing to hold or purchase AMPS. The Fund shall provide or cause to be provided to the Auction Agent at or prior to the Date of Original Issue of the AMPS of each series a list of the initial Existing Holders of the shares of each such series of AMPS, the number of shares purchased by each such Existing Holder and the respective Broker-Dealer of each such Existing Holder or the affiliate thereof through which each such Existing Holder purchased such shares. The Auction Agent may rely upon, as evidence of the identities of the Existing Holders, such list, the results of each Auction and notices from any Existing Holder, the Agent Member of any Existing Holder or the Broker-Dealer of any Existing Holder with respect to such Existing Holder's transfer of any AMPS to another Person.

(ii) In the event of any partial redemption of AMPS, upon notice by the Fund to the Auction Agent of such partial redemption, the Auction Agent promptly shall request the Securities Depository to notify the Auction Agent of the identities of the Agent Members (and the respective numbers of shares) from the accounts of which shares have been called for redemption and the person or department at such Agent Member to contact regarding such redemption. At least two Business Days prior to the Auction preceding the date of redemption, the Auction Agent shall request each Agent Member so identified to disclose to the Auction Agent (upon selection by such Agent Member of the Existing Holders whose shares are to be redeemed) the number of AMPS of each such Existing Holder, if any, to be redeemed by the Fund, provided that the Auction Agent has been furnished with the name and telephone number of a person or department at such Agent Member from which it is to request such information. In the absence of receiving any such information with respect to an Existing Holder, from such Existing Holder's Agent Member or otherwise, the Auction Agent may continue to treat such Existing Holder as having ownership of the number of AMPS shown in the Auction Agent's registry of Existing Holders.

(iii) The Auction Agent shall register a transfer of the ownership of AMPS from an Existing Holder to another Existing Holder, or to another Person if permitted by the Fund, only if (A) such transfer is made pursuant to an Auction or (B) if such transfer is made other than pursuant to an Auction, the Auction Agent has been notified of such transfer in writing, in a notice substantially in the form of Exhibit C to the Broker-Dealer Agreement, by such Existing Holder or by the Agent Member of such Existing Holder. The Auction Agent is not required to accept any notice of transfer delivered for an Auction unless it is received by the Auction Agent by 12:00 noon of the Auction Date. The Auction Agent shall rescind a transfer made on the registry of the Existing Holders of any AMPS if the Auction Agent has been notified in writing, in a notice substantially in the form of Exhibit D to the Broker-Dealer Agreement, by the Agent Member or the Broker-Dealer of any Person that (i) purchased any AMPS and the seller failed to deliver such shares or (ii) sold any AMPS and the purchaser failed to make payment to such Person upon delivery to the purchaser of such shares.

(f) The Auction Agent may request that the Broker-Dealers, as set forth in
Section 3.2(b) of the Broker-Dealer Agreements, provide the Auction Agent with a list of their respective customers that such Broker-Dealers believe are Beneficial Owners of AMPS. The Auction Agent shall keep confidential any such information and shall not disclose any such information so provided to any Person other than the relevant Broker-Dealer and the Fund, provided that the Auction Agent reserves the right to disclose any such information if it is advised by its counsel that its failure to do so would be unlawful.

2.3      Auction Schedule.

         Subject to Section 3 of Part I of the Statement, the Auction Agent shall normally conduct Auctions weekly (usually Tuesday for Series T7, Wednesday for Series W7, Thursday for Series Th7 and Friday for Series F7 and, in the case of Series M28 and Series W28, every 28 days after the first Auction) in accordance with the schedule set forth below. Such schedule may be changed by the Auction Agent with the consent of the Fund, which consent shall not be withheld unreasonably. The Auction Agent shall give notice of any such change to each Broker-Dealer. Such notice shall be received prior to the first Auction Date on which any such change shall be effective.

Time                                       Event

By  9:30 a.m.                              Auction Agent shall
                                           advise the Fund and the
                                           Broker-Dealers of the
                                           Reference Rate and the
                                           Maximum Rate as set forth in
                                           Section 2.2(d)(i) hereof.

9:30 a.m. - 1:30 p.m.                      Auction Agent shall assemble
                                           information communicated to it by
                                           Broker-Dealers as provided in
                                           Section 2(a) of Part II of the
                                           Statement.  Submission deadline is
                                           1:30 p.m.

Not earlier than 1:30 p.m.                 Auction Agent shall make
                                           determinations pursuant to
                                           Section 3(a) of Part II of
                                           the Statement.

By approximately 3:30 p.m.                 Auction Agent shall advise
                                           the Fund of the results of
                                           the Auction as provided in
                                           Section 3(b) of Part II of
                                           the Statement.

                                           Submitted Bids and
                                           Submitted Sell Orders
                                           will be accepted and rejected
                                           in whole or in part and AMPS
                                           will be allocated as provided
                                           in Section 4 of Part II of
                                           the Statement.

                                           Auction Agent shall give
                                           notice of the Auction results
                                           as set forth in Section 2.4
                                           hereof.
2.4      Notice of Auction Results.

         On each Auction Date, the Auction Agent will advise each Broker-Dealer who submitted a Bid or Sell Order in an Auction whether such Bid or Sell Order was accepted or rejected in whole or in part and of the Applicable Rate for the next Dividend Period for the related AMPS by telephone or through its Auction Processing System as set forth in Section 1 of the Settlement Procedures.

2.5      Broker-Dealers.

(a) Not later than 12:00 noon on each Dividend Payment Date, the Auction Agent after each Auction will pay a service charge from funds provided by the Fund to each Broker-Dealer on the basis of the purchase price of AMPS placed by such Broker-Dealer at such Auction. The service charge shall be (i) in the case of any Auction Date immediately preceding a Dividend Period of less than one year, the product of (A) a fraction the numerator of which is the number of days in such Dividend Period and the denominator of which is 360, times (B) 1/4 of 1%, times (C) $25,000 times (D) the sum of (I) the aggregate number of AMPS placed by the Broker-Dealer in the applicable Auction that were (x) the subject of a Submitted Bid of a Beneficial Owner submitted by the Broker-Dealer and continued to be held as a result of such submission and (y) the subject of a Submitted Bid of a Potential Beneficial Owner submitted by the Broker-Dealer and were purchased as a result of such submission plus (II) the aggregate number of AMPS subject to valid Hold Orders (determined in accordance with Section 2 of Part II of the Statement) submitted to the Auction Agent by the Broker-Dealer plus (III) the number of AMPS deemed to be subject to Hold Orders by Beneficial Owners pursuant to Section 2 of Part II of the Statement that were acquired by the Broker-Dealer for its own account or were acquired by such Beneficial Owners through the Broker-Dealer; and (ii) in the case of any Special Rate Period of one year or longer the amount determined by mutual consent of the Fund and any such Broker-Dealer or Broker-Dealers and shall be based upon a selling concession that would be applicable to an underwriting of fixed or variable rate preferred shares with a similar final maturity or variable rate dividend period, respectively, at the commencement of the Special Rate Period with respect to such Auction.

         For purposes of subclause (a)(D)(II) of the foregoing sentence, if any Beneficial Owner who acquired AMPS through a Broker-Dealer transfers those shares to another Person other than pursuant to an Auction, then the Broker-Dealer for the shares so transferred shall continue to be the Broker-Dealer, provided, however, that if the transfer was effected by, or if the transferee is, a Broker-Dealer other than that Broker-Dealer, then such Broker-Dealer shall be the Broker-Dealer for such shares.

         Notwithstanding any provision of the Auction Procedures of the Settlement Procedures to the contrary, in the event a Broker-Dealer is an Existing Holder with respect to any AMPS and the Auction Procedures provide that a Broker-Dealer shall be deemed to have submitted a Sell Order in an Auction with respect to such shares if the Broker-Dealer fails to submit an Order in that Auction with respect to such shares, a Broker-Dealer shall have no liability to any Person failing to sell such shares pursuant to such a deemed Sell Order if (i) such shares were transferred by the Beneficial Owner thereof without notification of such transfer in compliance with the Auction Procedures or (ii) a Broker-Dealer has indicated to the Auction Agent pursuant to Section 3.2(c) of this Agreement that, according to the Broker-Dealer's records, the Broker-Dealer is not an Existing Holder of such shares.

(b) The Fund shall not designate any Person to act as a Broker-Dealer, or permit an Existing Holder or a Potential Beneficial Owner to participate in Auctions through any Person other than a Broker-Dealer, without the prior written approval of the Auction Agent, which approval shall not be withheld unreasonably. The Fund may designate an Affiliate or Merrill Lynch, Pierce, Fenner & Smith to act as a Broker-Dealer.

(c) The Auction Agent shall terminate any Broker-Dealer Agreement as set forth therein if so directed by the Fund provided that at least one Broker-Dealer Agreement would be in effect for each series of AMPS after such termination.

(d) Subject to Section 2.5(b) hereof, the Auction Agent from time to time shall enter into such Broker-Dealer Agreements as the Fund shall request.

(e)      The Auction Agent shall maintain a list of Broker-Dealers.

2.6      Special Rate Periods.
         --------------------

         The provisions contained in Section 3 of Part I of the Statement concerning Special Rate Periods and the notification of a Special Rate Period will be followed by the Fund and, to the extent applicable, the Auction Agent, and the provisions contained therein are incorporated herein by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions were set forth fully herein.

2.7     Ownership of AMPS and Submission of Bids by the Fund and its Affiliates.
        ------------------------------------------------------------------------

         Neither the Fund nor any Affiliate of the Fund may submit an Order in any Auction, except that an Affiliate of the Fund that is a Broker-Dealer may submit an Order, but only if such Orders are not for its own account. The Fund shall notify the Auction Agent if the Fund or, to the best of the Fund's knowledge, any Affiliate of the Fund becomes a Beneficial Owner of any AMPS. Pursuant to the Statement of the Fund, the Fund and the Fund's Affiliates shall be prohibited from reissuing and its Affiliates (other than the underwriters party to the Purchase Agreement between Merrill, Lynch, Pierce, Fenner & Smith Incorporated as representative of the underwriters named in Schedule A thereto, and the Fund dated April __, 2003 will be prohibited from transferring (other than to the Fund or pursuant to an Auction) any AMPS they may acquire. The restrictions in this Section 2.6 shall in no way limit the activities of the Auction Agent. The Auction Agent shall have no duty or liability with respect to enforcement of this Section 2.6.

2.8      Access to and Maintenance of Auction Records.
         ---------------------------------------------

         The Auction Agent shall afford to the Fund and its agents, independent public accountants and counsel access at reasonable times during normal business hours to review and make extracts or copies (at the Fund's sole cost and expense) of all books, records, documents and other information concerning the conduct and results of Auctions, provided that any such agent, accountant or counsel shall furnish the Auction Agent with a letter from the Fund requesting that the Auction Agent afford such person access. The Auction Agent shall maintain records relating to any Auction for a period of at least two years after such Auction, and such records, in reasonable detail, shall accurately and fairly reflect the actions taken by the Auction Agent hereunder. The Fund agrees to keep confidential any information regarding the customers of any Broker-Dealer received from the Auction Agent in connection with this Agreement or any Auction, and shall not disclose such information or permit the disclosure of such information without the prior written consent of the applicable Broker-Dealer to anyone except such agent, accountant or counsel engaged to audit or review the results of Auctions as permitted by this Section 2.7. The Fund reserves the right to disclose any such information if it is advised by its counsel that its failure to do so would (i) be unlawful or (ii) expose it to liability, unless the Broker-Dealer shall have offered indemnification satisfactory to the Fund. Any such agent, accountant or counsel, before having access to such information, shall agree to keep such information confidential and not to disclose such information or permit disclosure of such information without the prior written consent of the applicable Broker-Dealer, provided that such agent, accountant or counsel may reserve the right to disclose any such information if it is advised by its counsel that its failure to do so would (i) be unlawful or (ii) expose it to liability, unless the Broker-Dealer shall have offered indemnification satisfactory to such agent, accountant or counsel.

2.9      Auction Procedures.

         The provisions contained in Part II of the Statement concerning Auction Procedures will be followed by the Fund and, to the extent applicable, the Auction Agent, and the provisions contained therein are incorporated herein by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions were set forth fully herein.

III.     THE AUCTION AGENT AS PAYING AGENT.

3.1      The Paying Agent.
         -----------------

         The Board of Trustees of the Fund has adopted resolutions appointing Deutsche Bank Trust Company Americas as Auction Agent and dividend paying agent (in such capacity, the "Paying Agent"). The Paying Agent hereby accepts such appointment and agrees to act in accordance with its standard procedures and the provisions of the Statement which are specified herein with respect to the AMPS and as set forth in this Section 3.

3.2      The Fund's Notices to the Paying Agent.
         ---------------------------------------

         Whenever any AMPS are to be redeemed, the Fund shall mail a Notice of Redemption by first-class mail, postage prepaid, to each Holder of AMPS being redeemed and to the Paying Agent pursuant to the Statement.

3.3      The Fund to Provide Funds for Dividends and Redemptions.
         --------------------------------------------------------

(a) Not later than 12:00 noon on the Business Day next preceding each Dividend Payment Date, the Fund shall deposit with the Paying Agent an aggregate amount of federal funds or similar same-day funds equal to the declared dividends to be paid to Holders on such Dividend Payment Date and shall give the Paying Agent irrevocable instructions to apply such funds to the payment of such dividends on such Dividend Payment Date.

(b) If the Fund shall give a Notice of Redemption, then by noon of the date fixed for redemption, the Fund shall deposit in trust with the Paying Agent an aggregate amount of Federal Funds or similar same-day funds sufficient to redeem such AMPS called for redemption and shall give the Paying Agent irrevocable instructions and authority to pay the redemption price to the Holders of AMPS called for redemption upon surrender of the certificate or certificates therefor.

3.4      Disbursing Dividends and Redemption Price.

         After receipt of the Federal Funds or similar same-day funds and instructions from the Fund described in Section 3.3 above, the Paying Agent shall pay to the Holders (or former Holders) entitled thereto (i) on each corresponding Dividend Payment Date, dividends on the AMPS, and (ii) on any date fixed for redemption, the redemption price of any AMPS called for redemption. The amount of dividends for any Dividend Period to be paid by the Paying Agent to Holders will be determined by the Fund as set forth in Section 2(e) of Part I of the Statement. The redemption price to be paid by the Paying Agent to the Holders of any AMPS called for redemption will be determined as set forth in
Section 9 of Part I of the Statement.

IV.      THE PAYING AGENT AS TRANSFER AGENT AND REGISTRAR.

4.1      Original Issue of Share Certificates.

         On the Date of Original Issue for any Preferred Share, one certificate for each series of AMPS shall be issued by the Fund and registered in the name of Cede & Co., as nominee of the Securities Depository, and countersigned by the Paying Agent.

4.2      Registration of Transfer or Exchange of Shares.
         -----------------------------------------------

         Shares of each series of AMPS shall be registered solely in the name of the Securities Depository or its nominee.

4.3      Removal of Legend.

         Any request for removal of a legend indicating a restriction on transfer from a certificate evidencing Preferred Shares shall be accompanied by an opinion of counsel stating that such legend may be removed and such shares may be transferred free of the restriction described in such legend, said opinion to be delivered under cover of a letter from a Fund Officer authorizing the Paying Agent to remove the legend on the basis of said opinion.

4.4      Lost, Stolen or Destroyed Share Certificates.

         The Paying Agent shall issue and register replacement certificates for certificates represented to have been lost, stolen or destroyed, upon the fulfillment of such requirements as shall be deemed appropriate by the Fund and by the Paying Agent, subject at all times to provisions of law, the Statement governing such matters and resolutions adopted by the Fund with respect to lost, stolen or destroyed securities. The Paying Agent may issue new certificates in exchange for and upon the cancellation of mutilated certificates. Any request by the Fund to the Paying Agent to issue a replacement or new certificate pursuant to this Section 4.4 shall be deemed to be a representation and warranty by the Fund to the Paying Agent that such issuance will comply with provisions of applicable law and the Statement and resolutions of the Fund.

4.5      Disposition of Canceled Certificates; Record Retention.

         The Paying Agent shall retain share certificates which have been canceled in transfer or in exchange and accompanying documentation in accordance with applicable rules and regulations of the Securities and Exchange Commission (the "Commission") for at least two calendar years from the date of such cancellation. The Paying Agent, upon written request by the Fund, shall afford to the Fund, its agents and counsel access at reasonable times during normal business hours to review and make extracts or copies (at the Fund's sole cost and expense) of such certificates and accompanying documentation. Upon the expiration of this two-year period, the Paying Agent shall deliver to the Fund the canceled certificates and accompanying documentation. The Paying Agent also shall undertake to furnish to the Commission, upon demand, either at its principal office or at any regional office, complete, correct and current hard copies of any and all such records. Thereafter, such records shall not be destroyed by the Fund without the approval of the Paying Agent, which approval shall not be withheld unreasonably, but will be safely stored for possible future reference.

4.6      Share Register.

         The Paying Agent shall maintain the share register, which shall contain a list of the Holders, the number of shares held by each Holder and the address of each Holder. The Paying Agent shall record in the share register any change of address of a Holder upon notice by such Holder. In case of any written request or demand for the inspection of the share register or any other books of the Fund in the possession of the Paying Agent, the Paying Agent will notify the Fund and secure instructions as to permitting or refusing such inspection. The Paying Agent reserves the right, however, to exhibit the share register or other records to any person in case it is advised by its counsel that its failure to do so would be unlawful.

4.7      Return of Funds.
         ----------------

         Any funds deposited with the Paying Agent by the Fund for any reason under this Agreement, including for the payment of dividends or the redemption of AMPS, that remain with the Paying Agent after sixty days shall be repaid to the Fund upon written request by the Fund.

V.       REPRESENTATIONS AND WARRANTIES.

5.1      Representations and Warranties of the Fund.

                  The Fund represents and warrants to the Auction Agent that:

(i) the Fund has been duly organized and is validly existing as a statutory trust under the laws of The State of Delaware and has full power to execute and deliver this Agreement and to authorize, create and issue the AMPS;

(ii) the Fund is registered with the Commission under the 1940 Act as a closed-end, diversified, management investment company;

(iii) this Agreement has been duly and validly authorized, executed and delivered by the Fund and constitutes the legal, valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles;

(iv) the form of the certificates evidencing the Preferred Shares comply with all applicable laws of The State of Delaware;

(v) the AMPS have been duly and validly authorized by the Fund and, upon completion of the initial sale of the AMPS and receipt of payment therefor, will be validly issued by the Fund, fully paid and nonassessable;

(vi) at the time of the offering of the AMPS, the shares offered will be registered under the Securities Act and no further action by or before any governmental body or authority of the United States or of any state thereof is required in connection with the execution and delivery of this Agreement or will be required in connection with the issuance of the AMPS, except such action as required by applicable state securities laws;

(vii) the execution and delivery of this Agreement and the issuance and delivery of the AMPS do not and will not conflict with, violate or result in a breach of the terms, conditions or provisions of, or constitute a default under, the Agreement and Declaration of Trust, any order or decree of any court or public authority having jurisdiction over the Fund or any mortgage, indenture, contract, agreement or undertaking to which the Fund is a party or by which it is bound the effect of which conflict, violation, default or breach would be material to the Fund; and

(viii) no taxes are payable upon or in respect of the execution of this Agreement or will be payable upon or in respect of the issuance of the AMPS.

5.2      Representations and Warranties of the Auction Agent.
         ----------------------------------------------------

         The Auction Agent represents and warrants to the Fund that:

(i) The Auction Agent is duly organized and is validly existing as a banking corporation in good standing under the laws of the State of New York and has the corporate power to enter into and perform its obligations under this Agreement; and

(ii) this Agreement has been duly and validly authorized, executed and delivered by the Auction Agent and constitutes the legal, valid and binding obligation of the Auction Agent, enforceable against the Auction Agent in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles.

VI.      THE AUCTION AGENT.

6.1      Duties and Responsibilities.

(a) The Auction Agent is acting solely as agent for the Fund hereunder and owes no fiduciary duties to any Person except as provided by this Agreement.

(b) The Auction Agent undertakes to perform such duties and only such duties as are set forth specifically in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Auction Agent.

(c) In the absence of bad faith or negligence on its part, the Auction Agent shall not be liable for any action taken, suffered or omitted by it, or for any error of judgment made by it in the performance of its duties under this Agreement. The Auction Agent shall not be liable for any error of judgment made in good faith unless the Auction Agent shall have been negligent in ascertaining the pertinent facts.

6.2      Rights of the Auction Agent.

(a) The Auction Agent may conclusively rely upon, and shall be protected in acting or refraining from acting upon, any communication authorized by this Agreement and any written instruction, notice, request, direction, consent, report, certificate, share certificate or other instrument, paper or document reasonably believed by it to be genuine. The Auction Agent shall not be liable for acting upon any telephone communication authorized by this Agreement which the Auction Agent reasonably believes in good faith to have been given by the Fund or by a Broker-Dealer. The Auction Agent may record telephone communications with the Fund or with the Broker-Dealers or with both.

(b) The Auction Agent may consult with counsel of its choice, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Auction Agent shall not be required to advance, expend or risk its own funds or otherwise incur or become exposed to financial liability in the performance of its duties hereunder.

(d) The Auction Agent may perform its duties and exercise its rights hereunder either directly or by or through agents or attorneys and shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed by it with due care hereunder.

(e) The Auction Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, it being understood that the Auction Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

6.3      Compensation, Expenses and Indemnification.

(a) The Fund shall pay to the Auction Agent from time to time compensation for all services rendered by it under this Agreement and under the Broker-Dealer Agreements as shall be set forth in a separate writing signed by the Fund and the Auction Agent.

(b) The Fund shall reimburse the Auction Agent upon its request for all reasonable expenses, disbursements and advances incurred or made by the Auction Agent in accordance with any provision of this Agreement and of the Broker-Dealer Agreements (including the compensation, expenses and disbursements of its agents and counsel), except any expense, disbursement or advance attributable to its negligence or bad faith. In no event shall the Auction Agent be responsible or liable for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit), even if the Auction Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(c) The Fund shall indemnify the Auction Agent for and hold it harmless against any loss, liability or expense incurred without negligence or bad faith on its part, arising out of or in connection with its agency under the Agreement and the Broker-Dealer Agreements, including the costs and expenses of defending itself against any such claim or liability in connection with its exercise or performance of any of its duties hereunder and thereunder.

6.4      Auction Agent's Disclaimer.

(a) The Auction Agent makes no representation as to the validity or adequancy of the Agreement, the Broker-Dealer Agreements or the AMPS of any series except that the Auction Agent hereby represents that the Agreement has been duly authorized, executed and delivered by the Auction Agent and constitutes a legal and binding obligation of the Auction Agent.

VII.     MISCELLANEOUS.

7.1      Term of Agreement.

(a) The term of this Agreement is unlimited unless it shall be terminated as provided in this Section 7.1. The Fund may terminate this Agreement at any time by so notifying the Auction Agent, provided that, if any AMPS remain outstanding, the Fund shall have entered into an agreement with a successor auction agent. The Auction Agent may terminate this Agreement upon prior notice to the Fund on the date specified in such notice, which date shall be no earlier than 60 days after delivery of such notice. If the Auction Agent terminates this Agreement while any AMPS remain outstanding, the Fund shall use its best efforts to enter into an agreement with a successor auction agent containing substantially the same terms and conditions as this Agreement.

(b) Except as otherwise provided in this Section 7.1(b), the respective rights and duties of the Fund and the Auction Agent under this Agreement shall cease upon termination of this Agreement. The Fund's representations, warranties, covenants and obligations to the Auction Agent under Section 6.3 hereof shall survive the termination hereof. The Auction Agent's representations, warranties, covenants and obligations under Section 6.1 shall survive the termination hereof. Upon termination of the Agreement with respect to any series of AMPS, the Auction Agent shall, at the Fund's request resign as Auction Agent under the Broker-Dealer Agreements, promptly deliver to the Fund copies of all books and records maintained by it with respect to AMPS in connection with its duties hereunder and to any successor Auction Agent any funds then held by the Auction Agent for the benefit of the Holders of AMPS or the Fund.

7.2      Communications.

         Except for (i) communications authorized to be made by telephone pursuant to this Agreement or the Auction Procedures and (ii) communications in connection with Auctions (other than those expressly required to be in writing), all notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given to such party at its address or telecopier number set forth below:

If to the Fund,                Evergreen Income Advantage Fund
addressed to:
                               c/o Evergreen Investment Management Company, LLC
                               200 Berkeley Street
                               Boston, MA 02116-9000
                               Facsimile No.: 617-210-
                               Telephone No.: 617-210-

If to the Auction Agent,       Deutsche Bank Trust Company Americas Corporate
addressed to:                  Trust & Agency Services
                               280 Park Avenue, 9th
                               Floor
                               New York, NY 10017
                               Facsimile No.: 212-454-2030
                               Telephone No.: 212-454-4034

or such other address or telecopier number as such party hereafter may specify for such purpose by notice to the other party. Each such notice, request or communication shall be effective when delivered at the address specified herein. Communications shall be given on behalf of the Fund by a Fund Officer and on behalf of the Auction Agent by an Authorized Officer.

7.3      Entire Agreement.

         This Agreement contains the entire agreement between the parties relating to the subject matter hereof, and there are no other representations, endorsements, promises, agreements or understandings, oral, written or implied, between the parties relating to the subject matter hereof, except for agreements relating to the compensation of the Auction Agent.

7.4      Benefits.
         ---------

         Nothing herein, express or implied, shall give to any Person, other than the Fund, the Auction Agent and their respective successors and assigns, any benefit of any legal or equitable right, remedy or claim hereunder.

7.5      Amendment; Waiver.

(a) This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged.

(b) Failure of either party hereto to exercise any right or remedy hereunder in the event of a breach hereof by the other party shall not constitute a waiver of any such right or remedy with respect to any subsequent breach.

7.6      Successors and Assigns.

         The Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of each of the Fund and the Auction Agent. This Agreement may not be assigned by either party hereto absent the prior written consent of the other party, which consent shall not be unreasonably withheld.



7.7      Severability.

         If any clause, provision or section hereof shall be ruled invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of such clause, provision or section shall not affect any of the remaining clauses, provisions or sections hereof.

7.8      Execution in Counterparts.

         This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

7.9      Governing Law.
         --------------

         This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed in said state.

7.10     Limitation of Liability.

         The Fund's Amended and Restated Certificate of Trust is on file with the Secretary of State of The State of Delaware. This Agreement is executed on behalf of the Fund by the Fund's officers as officers and not individually, and the obligations imposed upon the Fund by this Agreement are not binding upon any of the Fund's Trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund.

                            [Signature pages follow]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

                                                    EVERGREEN INCOME ADVANTAGE
                                                    FUND
                                                    By:
                                      Name:

                                     Title:


                                                    DEUTSCHE BANK TRUST
                                                    COMPANY AMERICAS
                                                    By:
                                      Name:

                                     Title:

                                    EXHIBIT A

                         FORM OF BROKER-DEALER AGREEMENT